UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549




                                           FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.




  Commission File Number: 333-132809-06


   GS Mortgage Securities Corp.
  (Exact name of Registrant as specified in its charter)


    c/o Wells Fargo Bank, N.A.
    9062 Old Annapolis Road
    Columbia, MD 21045
    (410) 884-2000



    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

  GSR Mortgage Loan Trust 2006-AR2,
  Mortgage Pass-Through Certificates, Series 2006-AR2
  Class:
  1A1
  2A1
  2A2
  2A3
  3A1
  3A2
  4A1
  4A2
  5A1
  5A2
  1X
  1B1
  1B2
  1B3
  2B1
  2B2
  2B3
  R
  1RC
  2RC

  (Title of each class of securities covered by this Form)

    None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



    Rule 12g-4(a)(1)(i)            / /

    Rule 12g-4(a)(1)(ii)           / /

    Rule 12g-4(a)(2)(i)            / /

    Rule 12g-4(a)(2)(ii)           / /

    Rule 12h-3(b)(1)(i)            / /

    Rule 12h-3(b)(1)(ii)           / /

    Rule 12h-3(b)(2)(i)            / /

    Rule 12h-3(b)(2)(ii)           / /

    Rule 15d-6                     /X/


  Approximate number of holders of record as of the certification or notice date:
                42



  Pursuant to the requirements of the Securities Exchange Act of 1934,

    GS Mortgage Securities Corp.

  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: January 26, 2007
  By: /s/ Elisabeth A. Brewster
  Elisabeth A. Brewster, Vice President




  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.